Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces March 2007 Sales Results

New York, New York, April 12, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for the month of March 2007.

For the five-week period ended April 7, 2007, net sales increased 14.8% to $243.9 million, compared with net sales of $212.5 million for the five-week period ended April 1, 2006. By division, net sales for Ann Taylor were up 8.5% to $91.1 million in March 2007, compared with net sales of $84.0 million in March 2006. For Ann Taylor LOFT, net sales increased 11.1% to $116.9 million in March 2007, compared with net sales of $105.1 million in March 2006.

Comparable store sales for the March 2007 period increased 6.1%, versus a comparable store sales gain of 0.8% in the March 2006 period. By division, comparable store sales increased 8.9% for Ann Taylor in the 2007 period, compared with an increase of 5.7% the prior year. For Ann Taylor LOFT, comparable store sales increased 0.4% in March 2007, compared with a decrease of 2.6% the prior year.

Commenting on the March sales results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “March was a good month for the Company. Our results were helped by the warm weather in the beginning of the month and benefited somewhat by the earlier timing of Easter this year. Our Ann Taylor division continued to offer compelling, brand-appropriate product that resonated with our clients, with dresses, suits, woven and knit tops and accessories especially strong. As a result, the division was again successful in driving higher full-price selling throughout the month. Our LOFT division posted somewhat stronger March results than we had expected, driven by dresses, knit tops, casual separates and shoes, with fashion silhouettes in sweaters and pants still challenging. We expect to see gradual improvement in LOFT’s product offering over the course of the next several months.”

The Company indicated that it expects its April performance to be somewhat negatively impacted by the timing shift of Easter, which benefited the month of April last year versus the month of March this year.

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 869 stores in 46 states, the District of Columbia and Puerto Rico, and Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of February 3, 2007.

ANNTAYLOR

Contact:

Maria A. Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

212-457-2199

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption; and

•	the impact of the Company’s Ann Taylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.